Exhibit 99.1

Lantronix Announces Departure of Board Member Philip Brace, Who Is Joining Skyworks Solutions Inc. as CEO

IRVINE, Calif., Feb. 5, 2025 — Lantronix Inc. (the “Company”) (NASDAQ: LTRX), a global leader of compute and connectivity for IoT solutions enabling AI Edge Intelligence, today announced that Philip Brace will be departing the Lantronix Board of Directors as of Feb. 5, 2025. He is leaving the Lantronix Board to join Skyworks Solutions Inc. as its chief executive officer.

“We greatly appreciate Phil’s many contributions to Lantronix during his tenure on the Board. We have benefited greatly from his extensive experience in all areas of technology. We wish him all the best in his new role as CEO of Skyworks Solutions Inc. ” said Saleel Awsare, president and CEO of Lantronix.

Brace served as a member of the Lantronix Board since August 2023. He has 30 years of experience in the semiconductor, server, IoT and storage industries and has served in multiple roles across various disciplines, including software, hardware, engineering, marketing and sales. Prior to joining the Lantronix Board, he served as president and CEO of Sierra Wireless Inc. from July 2021 to January 2023.

“Phil’s expertise in corporate governance helped the Lantronix Board of Directors successfully navigate complex issues,” stated Hoshi Printer, Chairman of the Board at Lantronix. “We will miss his counsel on the board and wish him all the best in his future endeavors.”

“I’d like to thank Lantronix’s CEO Saleel Awsare and its Chairman of the Board Hoshi Printer and everyone at Lantronix for their warm reception during my time serving on the Lantronix Board. With Saleel’s guidance and the exceptional leadership team at Lantronix, I am confident that the company will continue to build its global presence in compute and connectivity for IoT solutions,” said Brace.

About Lantronix

Lantronix Inc. is a global leader of compute and connectivity IoT solutions that target high-growth markets, including Smart Cities, Enterprise and Transportation. Lantronix’s products and services empower companies to succeed in the growing IoT markets by delivering customizable solutions that enable AI Edge Intelligence. Lantronix’s advanced solutions include Intelligent Substations infrastructure, Infotainment systems and Video Surveillance, supplemented with advanced Out-of-Band Management (OOB) for Cloud and Edge Computing.

For more information, visit the Lantronix website.

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